EXHIBIT 1

JOINT FILING AGREEMENT

This Agreement is made this 29th day of November 2004 among John McLinden, Barbara S. McLinden and the Barbara S. McLinden Trust.

The parties hereto hereby agree as follows:

1.             One statement containing the information required by Schedule 13G under the Securities Exchange Act of 1934 with respect to beneficial ownership of the Common Stock of Ennis, Inc., a Texas corporation, may be filed with the Securities and Exchange Commission on behalf of each of them.

2.             This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

/s/ John McLinden
John McLinden

/s/ Barbara S. McLinden
Barbara S. McLinden

BARBARA S. MCLINDEN TRUST

By:	/s/ Barbara S. McLinden
Barbara S. McLinden, Trustee